September 19, 1997
                       NSP SELLS COMMON STOCK

     MINNEAPOLIS -- Northern States Power Co. (NSP), Wednesday
(Sept. 17) sold 4.5 million shares of its common stock in a public offering at a price of $49.5625 per share. The underwriting group included Merrill Lynch & Co., Goldman, Sachs &
Co., Salomon Brothers Inc., Dain Bosworth, Inc., and Piper
Jaffray Inc.

     NSP will use the proceeds for general corporate purposes, including the retirement at maturity of $100 million principal amount of the company's 5 7/8 percent First Mortgage Bonds, Series due Oct. 1, 1997, expenditures for the company's construction program and to reduce short-term borrowings.

     NSP, headquartered in Minneapolis, is a major U.S. utility with growing domestic and international non-regulated energy ventures. The company operates generation, transmission and distribution facilities providing electric service to about 1.4 million customers in Minnesota, Wisconsin, North Dakota, South Dakota and Michigan, and natural gas service to more than 400,000 customers in Minnesota, Wisconsin, North Dakota and Michigan.

This is not an offer to sell or solicitation to buy these securities. Such an offer can be made only by the Prospectus, a copy of which may be obtained from one of the underwriters listed above.

For additional information contact:

NSP media representatives
Office:  (612) 337-2167
Internet:  http://www.nspco.com